Exhibit 99.1

NETLIST REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

2011 Revenues Increase 60% and Gross Profit Doubles

Completes Memory Qualification of HyperCloud™ at Major OEMs

IRVINE, CALIFORNIA, February 28, 2012 - Netlist, Inc. (NASDAQ: NLST), a leading provider of cloud computing memory subsystems, today reported financial results for the fourth quarter and full year ended December 31, 2011.

Revenues for the 12 months ended December 31, 2011, were $60.7 million, up 60 percent from revenues of $37.9 million for the 12 months ended January 1, 2011.  Gross profit for the 12 months ended December 31, 2011, was $20.3 million, or 33 percent of revenues, compared to a gross profit of $9.9 million, or 26 percent of revenues, for the 12 months ended January 1, 2011, an increase of 104 percent for the period.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) loss after adding back net interest expense, benefit of income taxes, depreciation, amortization, stock-based compensation and net non-operating expense (income) was $1.5 million for the 12 month period ended December 31, 2011, compared to an adjusted EBITDA loss of $12.1 million for the prior year period.

Net loss for the 12 months ended December 31, 2011, was $5.6 million, or $0.22 loss per share, compared to a net loss in the prior year period of $15.1 million, or $0.64 loss per share.  These results include stock-based compensation expense of $1.6 million for 2011, compared to $1.5 million for 2010.

“In the past year we made great progress in strategically advancing our position in the high performance memory market while improving our financial results,” said C.K. Hong, Chief Executive Officer of Netlist.  “Revenues increased by over 60%, driving a 100% increase in our gross profit without an increase in operating expenses - highlighting the improving operating leverage in our model.  Ongoing investments in new technologies as well as partnerships culminated in successful qualifications of HyperCloud and VLP memory at major OEMs in recent months. We expect these efforts to lead to significant growth of our business in the second half of the year.”

Revenues for the fourth quarter ended December 31, 2011, were $16.4 million, up 62 percent from revenues of $10.1 million for the fourth quarter ended January 1, 2011.  Gross profit for the fourth quarter ended December 31, 2011, was $6.0 million, or 37 percent of revenues, compared to a gross profit of $3.3 million, or 33 percent of revenues, for the fourth quarter ended January 1, 2011, an increase of 82 percent.

Adjusted EBITDA after adding back net interest expense, benefit of income taxes, depreciation, amortization, stock-based compensation and net non-operating income was $718,000 for the fourth quarter ended December 31, 2011, compared to an adjusted EBITDA loss of $2.3 million for the prior year period.

Net loss for the fourth quarter ended December 31, 2011, was $227,000 or $0.01 loss per share, compared to the net loss in the prior year period of $3.2 million, or $0.13 loss per share.  These results include stock-based compensation expense in the fourth quarter ended December 31, 2011, of $397,000 compared with $261,000 in the year-earlier period.

As of December 31, 2011, cash, cash equivalents, and investments in marketable securities were $11 million, total assets were $32 million, working capital was $18 million, total debt was $3 million, and stockholders’ equity was $20 million.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the fourth quarter and full year ended December 31, 2011.  The dial-in number for the call is 1-800-860-2442.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

Note Regarding Use of Non-GAAP Financial Measures
Certain of the information set forth herein, including EBITDA and adjusted EBITDA, may be considered non-GAAP financial measures. Netlist believes this information is useful to investors because it provides a basis for measuring Netlist’s available capital resources, the operating performance of Netlist’s business and Netlist’s cash flow, excluding net interest expense, benefit of income taxes, depreciation, amortization, share-based compensation and non-operating net income and expense that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Netlist’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Netlist’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Netlist may not be comparable to similarly titled amounts reported by other companies.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include HyperCloud™, a patented memory technology that breaks traditional memory barriers, NVvault™ family of products that enables data retention during power interruption, EXPRESSvault™, a PCI Express backup/recovery solution for cache data protection and a robust portfolio of high performance and specialty memory subsystems including VLP (very low profile) DIMMs and Planar-X RDIMMs.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and heat dissipation are key requirements for system memory. These customers include OEMs that design and build tower servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China. Learn more at www.netlist.com.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, risks associated with the launch and commercial success of our products, programs and technologies; the success of product partnerships; continuing development, qualification and volume production of EXPRESSvault™, NVvault™, HyperCloud™ and VLP Planar-X RDIMM; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of the Company’s patents being re-examined by the United States Patent and Trademark office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components and vendors in the supply chain; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s quarterly report on Form 10-Q filed on November 15, 2011, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

For more information, please contact:

Brainerd Communicators, Inc.	Gail M. Sasaki
Corey Kinger (investors)	Chief Financial Officer
kinger@braincomm.com	Netlist, Inc.
Sharon Oh (media)	(949) 435-0025
oh@braincomm.com
(212) 986-6667

Netlist, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011

Net sales	$16,381	$10,096	$60,729	$37,855
Cost of sales(1)	10,389	6,807	40,468	27,910
Gross profit	5,992	3,289	20,261	9,945
Operating expenses:
Research and development(1)	3,502	3,606	14,924	14,762
Selling, general and administrative(1)	2,694	2,878	10,705	11,041
Total operating expenses	6,196	6,484	25,629	25,803
Operating loss	(204)	(3,195)	(5,368)	(15,858)
Other income (expense):
Interest expense, net	(81)	(43)	(228)	(42)
Other (expense) income, net	2	—	(56)	71
Total other income (expense), net	(79)	(43)	(284)	29
Loss before tax benefit	(283)	(3,238)	(5,652)	(15,829)
Income tax benefit	(56)	(1)	(53)	(714)
Net loss	$(227)	$(3,237)	$(5,599)	$(15,115)
Net loss per common share:
Basic and diluted	$(0.01)	$(0.13)	$(0.22)	$(0.64)
Weighted-average common shares outstanding:
Basic and diluted	28,306	25,188	25,086	23,779

(1)  Amounts include stock-based compensation expense as follows:

Cost of sales	$28	$9	$79	$42
Research and development	134	60	600	357
Selling, general and administrative	235	192	941	1,083

Netlist, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	January 1,
	2011	2011

ASSETS
Current assets:
Cash and cash equivalents	$10,535	$14,210
Investments in marketable securities	—	824
Accounts receivable, net	11,399	6,451
Inventories	6,057	4,509
Prepaid expenses and other current assets	806	1,396
Total current assets	28,797	27,390

Property and equipment, net	2,771	4,077
Long-term investments in marketable securities	444	890
Other assets	161	337
Total assets	$32,173	$32,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,155	$6,256
Accrued payroll and related liabilities	1,813	1,762
Accrued expenses and other current liabilities	460	369
Accrued engineering charges	450	638
Current portion of long-term debt	2,144	674
Total current liabilities	11,022	9,699
Long-term debt, net of current portion	1,118	1,063
Other liabilities	94	85
Total liabilities	12,234	10,847

Commitments and contingencies

Stockholders’ equity:
Common stock	26	25
Additional paid-in capital	92,709	89,074
Accumulated deficit	(72,740)	(67,141)
Accumulated other comprehensive loss	(56)	(111)
Total stockholders’ equity	19,939	21,847
Total liabilities and stockholders’ equity	$32,173	$32,694

Netlist, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011

GAAP net loss	$(227)	$(3,237)	$(5,599)	$(15,115)

Interest expense, net	81	43	228	42
Benefit of income taxes	(56)	(1)	(53)	(714)
Depreciation and amortization	525	596	2,242	2,287

EBITDA	323	(2,599)	(3,182)	(13,500)

Stock-based compensation	397	261	1,620	1,482
Other (income) expense, net	(2)	—	56	(71)

Adjusted EBITDA	$718	$(2,338)	$(1,506)	$(12,089)

The table above reconciles net loss to EBITDA and Adjusted EBITDA.  EBITDA is defined as net loss before net interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before net non-operating expense (income) and stock-based compensation expense. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, management believes that it is useful to Netlist, Inc. and to an investor in evaluating the Company because it is a widely used measure to evaluate a company’s operating performance.

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